
ServiceMax JV, LP
(Delaware Limited Partnership)
Ownership
83.25% SLP Snowflake Aggregator, LP
8.01% General Electric Co.
6.99% Salesforce Ventures LLC
0.89% ServiceMax Holdings, LLC (GE)
0.64% Lake Partners, LLC
0.15% Legendary Ventures LP
0.07% VanVeenendaal Trust
Sole Shareholder of ServiceMax, Inc.
ServiceMax, Inc.
(Delaware Corporation)
Sole Shareholder of All Subsidiaries Except for ServiceMax Technologies India*
(*99.99 held by ServiceMax, Inc. 0.01% held by Rajesh PV. India Companies Act requires minimum 2 shareholders with one being a natural person, citizen and resident of India)
ServiceMax Australia Pty. Ltd.
ServiceMax Canada Company
ServiceMax France SAS
ServiceMax Germany GmbH
ServiceMax Technologies (India) Private Limited *
ServiceMax KK (Japan)
ServiceMax Netherlands B.V.
ServiceMax Software Singapore Pty. Ltd
ServiceMax Europe Limited (U.K.)
ServiceMax Global. Ltd. (U.K.)
Zinc, Inc. (U.S.A.)